RENTECH, INC.

For Immediate Release
May 10, 2007

Rentech Announces Second Quarter 2007 Results

Los Angeles, California - Rentech, Inc. (AMEX:RTK) announced today results for its second fiscal quarter ended March 31, 2007.

Rentech reported revenue of $16.9 million for the fiscal 2007 second quarter, compared to $25,000 for the comparative quarter in fiscal 2006. Rentech reported a net loss applicable to common shareholders of $17.2 million or ($0.12) per share for the quarter ended March 31, 2007, compared to a net loss applicable to common shareholders of $12.5 million or ($0.11) per share during the three months ended March 31, 2006. The 2007 second fiscal quarter included non-cash, stock-based compensation expense in accordance with SFAS 123(R) of $1.2 million compared to $3.6 million in the same fiscal 2006 period. Fertilizer sales are typically lower during the Company’s second and fourth quarters due to the seasonality of the planting, growing and harvesting cycles of the Company’s customers.

The inclusion of the operating results from Rentech’s nitrogen products manufacturing plant in East Dubuque, Illinois, Rentech Energy Midwest Corporation (“REMC”), which the Company acquired in April 2006, resulted in a significant increase in revenue and cost of sales when compared to the corresponding period in fiscal 2006. The quarterly results from continuing operations exclude the operations of Petroleum Mud Logging, LLC (“PML”), which was classified as a discontinued operation, as Rentech sold PML on November 15, 2006.

Selling, general and administrative (“SG&A”) expenses were $6.9 million for the fiscal 2007 second quarter, compared to $9.5 million for the fiscal 2006 second quarter. $537,000 of the fiscal 2007 expense was related to the nitrogen products manufacturing segment. Such expense did not exist in the comparative period in fiscal 2006. Research and development (“R&D”) expenses were $11.0 million compared to $3.2 million in the second quarter in fiscal 2006. Much of the R&D increase was directly attributable to expenses incurred for procurement of equipment for and construction of the Company’s Product Development Unit (the “PDU”), a fully integrated Fischer-Tropsch alternative fuels facility in Commerce City near Denver, Colorado. Also included in the increase for the current period were expenses incurred for work on advanced catalysts, catalyst separation from crude wax, process optimization, and product upgrading.

For the six months ended March 31, 2007, Rentech reported revenue of $52.3 million compared to $66,000 for the corresponding period in fiscal 2006. Rentech recorded a net loss applicable to common stockholders of $25.9 million or ($0.18) per share compared to a net loss applicable to common stockholders of $18.2 million or ($0.16) per share for the corresponding period in fiscal 2006. Fiscal 2007 six month results included non-cash, stock-based compensation expense in accordance with SFAS 123(R) of $2.3 million compared to $6.1 million in the same fiscal 2006 period. In addition, $1.1 million of SG&A expenses related to the nitrogen products manufacturing segment were included in the results for the six months ended March 31, 2007. Such expense did not exist in the comparative period in fiscal 2006.

As of March 31, 2007, Rentech had cash and cash equivalents and marketable securities of $34.9 million and availability on the Company’s $30 million revolving line of credit at REMC under which the Company had no borrowings at the end of the quarter. On April 25, 2007, the Company completed a registered direct equity offering with net proceeds of approximately $51.8 million.

Commenting on the financial results, D. Hunt Ramsbottom, President and CEO of Rentech stated, “We are very pleased with the performance of REMC in the quarter. We entered the spring planting season in mid-March and from that time forward generated about 50% of the total revenue for the quarter. With record acreage going into corn production this year, we expect the demand for ammonia fertilizer to remain strong throughout this planting season.”

“Our progress at the PDU in Commerce City and our work for the conversion of the REMC facility in East Dubuque remain on schedule. With the completion of our recent offering, we have the liquidity required to carry out the next phase of our commercialization strategy.” continued Mr. Ramsbottom.

The Company will hold a Conference Call today, May 10, at 12:00 PM ET, during which time Rentech's senior management will review the Company's financial results for this period and will provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment by dialing: US and Canada 1-800-811-0667, or international callers 1-913-981-4901 and the pass code 6254616. The call will also be audio webcast through the News & Events Section of the Rentech website at http://www.rentechinc.com/rentech-news-events.htm and then by clicking on Webcasts and Presentations. A replay of the teleconference will be available from 7:00 p.m. ET on May 10 through midnight EST May 17 by dialing 1-719-457-0820 or 1-888-203-1112, pass code 6254616. Interested parties may also access a replay on the company website at http://www.rentechinc.com/rentech-news-events.htm and then by clicking on Webcasts and Presentations.

RENTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Total Revenues	$16,905	$25	$52,334	$66

Cost of Sales	16,085	—	47,768	—

Gross Profit	820	25	4,566	66

Operating Expenses
Selling, general and administrative expense	6,923	9,540	13,581	14,128
Depreciation and amortization	182	122	348	243
Research and development	11,011	3,159	19,416	4,439
Total Operating Expenses	18,116	12,821	33,345	18,810

Operating Loss	$(17,296)	$(12,796)	$(28,779)	$(18,744)

Other Income (Expenses)
Loss on investments	—	(305)	—	(305)
Interest and miscellaneous income	767	301	1,341	580
Interest expense	(649)	(120)	(1,378)	(406)
Gain loss on disposal of fixed assets	—	100	—	100
Total Other Income (Expense)	118	(24)	(37)	(31)

Net Loss from Continuing Operations	$(17,178)	$(12,820)	$(28,816)	$(18,775)

Net income from discontinued operations	—	283	225	610
Gain on sale of discontinued operations	—	—	2,721	—
	—	283	2,946	610

Net Loss	$(17,178)	$(12,537)	$(25,870)	$(18,165)
Dividends on preferred stock	—	—	—	(74)

Net Loss Applicable to Common Stockholders	$(17,178)	$(12,537)	$(25,870)	$(18,239)

Basic and Diluted Loss per Common Share
Continuing operations	$(0.121)	$(0.108)	$(0.203)	$(0.162)
Discontinued operations	—	0.002	0.021	.005
Basic and Diluted loss per Common Share	$(0.121)	$(0.106)	$(0.182)	$(0.157)

Basic and Diluted Weighted-Average Number of Common Shares Outstanding	142,376	118,736	142,155	116,076

About Rentech, Inc.

Rentech was incorporated in 1981 to develop technologies that transform under-utilized energy resources into valuable and clean alternative fuels. The Company has developed an advanced derivative of the well-established Fischer-Tropsch, or FT, process for manufacturing ultra-clean diesel fuel and other fuel products.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the Company’s plans to convert its nitrogen fertilizer plant, construct a product development unit and develop additional projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements include, the ability of Rentech to have the financial means to fund the proposed conversion and construction of the fuels plants, whether Rentech’s proposed product development unit will operate successfully and other risks, including those set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of May 10, 2007, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

For more information please contact: Julie Dawoodjee, Director of Investor Relations, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com, or see the Company’s website at: www.rentechinc.com; Kevin Theiss, CEOcast, Inc. 212-732-4300 or by email at ktheiss@ceocast.com.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799